Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)

GLOBAL PORTFOLIO, LEADING INNOVATION AND FINANCIAL DISCIPLINE ENABLED YEAR OF SOLID PERFORMANCE FOR MONSANTO, BACKING CONFIDENCE IN LONG-TERM GROWTH OPPORTUNITY

•	FY15 EPS of $5.73 on an ongoing basis and $4.81 on an as-reported basis

•	With continuing industry headwinds, FY16 ongoing EPS guidance at $5.10 to $5.60; $4.44 to $5.01 on an as-reported basis as a result of forecasted charges related to announced restructuring actions

•	Announces new $3 billion accelerated share repurchase program under its current share repurchase authorization, as it progresses toward its targeted capital structure

•	Confirms five year plan to deliver more than double 2014 ongoing EPS by 2019, with more than 20 percent annual growth in ongoing EPS expected to begin as soon as FY17

ST. LOUIS (Oct. 7, 2015) - Monsanto Company (NYSE: MON) today announced fiscal year 2015 results reflecting year-over-year ongoing earnings per share growth of 10 percent or approximately 17 percent on an ongoing currency neutral basis, despite the downturn in the agriculture cycle. Year-over-year EPS declined eight percent on an as-reported basis. The performance of its global seeds and traits business, licensing agreements, and strong cost discipline were the biggest drivers of performance for the year. Company leadership noted the underlying strength of the company’s global business and technology portfolio positions it well for sustainable growth over the long-term horizon as the company executes on its plan to more than double 2014 ongoing EPS by 2019.

	Fiscal Year
	2015			2014
($ in millions, except per share amounts)	As Reported	Adjustments	Ongoing	As Reported	Adjustments	Ongoing
Net Sales by Segment

Corn seed and traits	$5,953	—	$5,953	$6,401	—	$6,401
Soybean seed and traits	2,276	—	2,276	2,102	—	2,102
Cotton seed and traits	523	—	523	665	—	665
Vegetable seeds	816	—	816	867	—	867
All other crops seeds and traits	675	—	675	705	—	705
TOTAL Seeds and Genomics	$10,243	—	$10,243	$10,740	—	$10,740

Agricultural productivity	$4,758	—	$4,758	$5,115	—	$5,115
TOTAL Agricultural Productivity	$4,758	—	$4,758	$5,115	—	$5,115

TOTAL Net Sales	$15,001	—	$15,001	$15,855	—	$15,855

Gross Profit	$8,182	$100	$8,282	$8,574	—	$8,574

Operating Expenses	$4,659	$(560)	$4,099	$4,499	$(32)	$4,467
Interest Expense – Net	$328	—	$328	$146	—	$146
Other Expense – Net	$34	—	$34	$102	—	$102
Net Income Attributable to Monsanto Company	$2,314	$444	$2,758	$2,740	$7	$2,747

Diluted Earnings per Share (See note 1.)	$4.81			$5.22
Items Affecting Comparability – EPS Impact
Restructuring Charges	—	0.70	0.70	—	—	—
Income on Discontinued Operations	—	(0.06)	(0.06)	—	(0.03)	(0.03)
Environmental and Litigation Settlements	—	0.11	0.11	—	0.04	0.04
Potential SEC Settlement	—	0.17	0.17	—	—	—
Diluted Earnings per Share (For the definition of ongoing EPS, see note 1.)	$4.81	$0.92	$5.73	$5.22	$0.01	$5.23
Effective Tax Rate	27%			28%

	Fourth Quarter
	2015			2014
($ in millions, except per share amounts)	As Reported	Adjustments	Ongoing	As Reported	Adjustments	Ongoing
Net Sales by Segment

Corn seed and traits	$598	—	$598	$630	—	$630
Soybean seed and traits	162	—	162	199	—	199
Cotton seed and traits	39	—	39	78	—	78
Vegetable seeds	257	—	257	270	—	270
All other crops seeds and traits	195	—	195	199	—	199
TOTAL Seeds and Genomics	$1,251	—	$1,251	$1,376	—	$1,376

Agricultural productivity	$1,104	—	$1,104	$1,254	—	$1,254
TOTAL Agricultural Productivity	$1,104	—	$1,104	$1,254	—	$1,254

TOTAL Net Sales	$2,355	—	$2,355	$2,630	—	$2,630

Gross Profit	$996	$100	$1,096	$1,233	—	$1,233

Operating Expenses	$1,556	$(486)	$1,070	$1,390	$(32)	$1,358
Interest Expense – Net	$109	—	$109	$75	—	$75
Other Expense – Net	$15	—	$15	$18	—	$18
Net (Loss) Income Attributable to Monsanto Company	$(495)	$407	$(88)	$(156)	$20	$(136)

Diluted (Loss) per Share (See note 1.)	$(1.06)			$(0.31)
Items Affecting Comparability – EPS Impact
Restructuring Charges	—	0.72	0.72	—	—	—
Income on Discontinued Operations	—	(0.01)	(0.01)	—	—	—
Environmental and Litigation Settlements	—	0.06	0.06	—	0.04	0.04
Potential SEC Settlement	—	0.10	0.10	—	—	—
Diluted (Loss) Earnings per Share (For the definition of ongoing EPS, see note 1.)	$(1.06)	$0.87	$(0.19)	$(0.31)	$0.04	$(0.27)
Effective Tax Rate	27%			35%

	Fourth Quarter		Fiscal Year
Comparison as a Percent of Net Sales:	2015	2014	2015	2014
Gross profit	42%	47%	55%	54%
Selling, general and administrative expenses	31%	34%	18%	17%
Research and development expenses	18%	18%	11%	11%
(Loss) income from continuing operations before income taxes	(29)%	(10)%	21%	24%
Net (loss) income attributable to Monsanto Company	(21)%	(6)%	15%	17%
Comment from Hugh Grant, chairman and chief executive officer for Monsanto:
"The fundamentals of our business are strong and Monsanto remains the best positioned company in the industry.
As we look to 2016, focus and discipline become increasingly important. We will continue to focus on executing on key milestones within our core seeds and traits business, and we plan to remain disciplined in our agricultural productivity strategy, drive further optimization in spend through strategic restructuring actions and accelerate our progress toward our targeted capital structure. A focus on these priorities will set the foundation for expected rapid growth, with our strong core business and several growth drivers continuing to underpin our confidence to meet our target of more than doubling fiscal year 2014 ongoing EPS by fiscal year 2019."

Results of Operations
Monsanto reported net sales of $2.4 billion for the fourth quarter of fiscal year 2015. Net sales for the full fiscal year were $15 billion. Full-year net sales results were driven by the performance of the company’s Seeds and Genomics segment and licensing agreements, which were more than offset by foreign currency headwinds, declining corn acres and declines in glyphosate pricing.

Seeds and Genomics segment net sales were $1.3 billion for the quarter. For the fiscal year, net sales for the Seeds and Genomics segment reached $10.2 billion. Agricultural Productivity segment net sales were $1.1 billion for the quarter. Net sales for the Agricultural Productivity segment for the fiscal year reached $4.8 billion.

Monsanto reported a net loss of $495 million in the fourth quarter of fiscal year 2015, compared with a reported net loss of $156 million in the same period last year. Net income attributable to Monsanto for fiscal year 2015 was approximately $2.3 billion compared to net income attributable to Monsanto of $2.7 billion in fiscal year 2014.

For the full fiscal year, ongoing operating expenses were down eight percent, inclusive of inflationary increases and new platform spend. As-reported operating expenses were up four percent for the fiscal year.

The company's fiscal year 2015 earnings per share (EPS) was $5.73 on an ongoing basis, reflecting year-over-year ongoing earnings per share growth of 10 percent or approximately 17 percent on an ongoing currency neutral basis. Fiscal year 2015 EPS on an as-reported basis was $4.81, a year-over-year eight percent decline, reflecting $0.70 for charges related to the first phase of announced restructuring actions, $0.17 relating to a potential settlement of the previously disclosed SEC investigation pending since 2011, as well as $0.11 for costs related to its Pharmacia indemnification obligations, including litigation settlements and environmental remediation at a legacy mine location. Monsanto also received a $0.06 benefit from discontinued operations.

For the fourth quarter, the company reported earnings per share loss of $0.19 on an ongoing basis and a loss per share of $1.06 on an as-reported basis. (For a reconciliation of ongoing EPS, see page 1 and note 1.)

Cash Flow
For fiscal year 2015, net cash provided by operating activities was a source of $3.1 billion, compared with a source of $3.1 billion in fiscal year 2014. Net cash required by investing activities was $1 billion in fiscal year 2015, compared with net cash required of $2.1 billion in fiscal year 2014. Net cash required by financing activities was $430 million in fiscal year 2015, compared with net cash required of $2.3 billion in fiscal year 2014. Free cash flow was a source of $2.1 billion in fiscal year 2015, compared with a source of $959 million in fiscal year 2014. The fiscal year 2015 cash flow results primarily reflected the absence of The Climate Corporation acquisition and the BioAg Alliance with Novozymes. (For a reconciliation of free cash flow, see note 1.)

In fiscal year 2015, the company used its free cash flow position to return cash to shareowners through buybacks and dividends, including the completion of the company’s $6 billion accelerated share repurchase program.

Outlook
With the anticipated continuation of several global and industry headwinds, Monsanto expects to achieve ongoing EPS of $5.10 to $5.60 in fiscal year 2016. Ongoing EPS guidance reflects in part an estimated $0.35 to $0.40 of headwinds from currency, $0.50 to $0.85 of headwinds from Agricultural Productivity pricing declines and $0.20 to $0.30 from elevated cost of goods for corn and the anticipated launch costs of Roundup Ready® Xtend soybeans. EPS on an as-reported basis is expected to be $4.44 to $5.01 in fiscal year 2016, reflecting additional charges related to the first phase of announced restructuring actions. (For a reconciliation of ongoing EPS, see page 1 and note 1.)

The company projects free cash flow in the range of $1.6 billion to $1.8 billion for fiscal year 2016. The company expects net cash provided by operating activities to be $2.7 billion to $3.1 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.3 billion. (For a reconciliation of free cash flow, see note 1.)

In fiscal year 2016, Monsanto remains focused on strategic execution and operational discipline as it delivers on several key priority areas to set the foundation for strong and sustainable earnings growth over the long-term:

•
Growth from Core Seeds and Genomics Segment: The company expects mid-to-high single digit growth in gross profit, before estimated restructuring charges, from its core Seeds and Genomics segment in fiscal year 2016. This will be led by new global corn hybrid portfolio introductions, continued significant Intacta RR2 PRO™ adoption and additional licensing opportunities.

•
Strategic Management of Agriculture Productivity Segment: The company expects the Agricultural Productivity segment to deliver $900 million to $1.1 billion of gross profit as the company plans to stay consistent with its strategy to maintain a slight premium over the generics.

•
Strong Cash Generation and Balance Sheet: Monsanto also reiterated its commitment to its capital allocation strategy. Monsanto plans to enter into a new $3 billion accelerated share repurchase program under its current share repurchase authorization, as it progresses toward its targeted capital structure. The company plans to begin the new accelerated share repurchase program in the near-term and complete it sometime in the next six months.

•
Business Transformation and Strategic Spend Discipline: Monsanto also announced plans for global restructuring actions to enhance competitiveness by delivering cost improvement and to support long-term growth. The changes are designed to transform and innovate the way the company operates resulting in a more agile and focused organization prepared to continue to lead the agriculture industry. Actions, in part, include streamlining and reprioritizing some commercial, enabling and R&D efforts, including the exit of the sugarcane business.

The initial phase is expected to lead to annual savings of $275 to $300 million by the end of fiscal year 2017, at a total cost of approximately $850 to $900 million. The plans also include an expected separation of approximately 2,600 employees over the next 18-24 months. The company is developing further plans to reduce its operating spending by an additional $100 million, which would bring the total annual expected savings to potentially $400 million.

Continued progress toward these key milestones in fiscal year 2016 and a clear focus on operational discipline will set the foundation for expected rapid future growth. With this in mind, the company reiterated its confidence in delivering its five-year plan to more than double fiscal year 2014 ongoing earnings per share by 2019. This includes an expected return to more than 20 percent ongoing EPS growth starting in fiscal year 2017 as the current macro environment stabilizes. The primary drivers of growth in fiscal year 2017 and beyond are expected to include the return to mid-single digit corn germplasm mix lift globally, Intacta RR2 PRO™ soybeans penetration on the majority of the 100 million acres targeted and the Roundup Ready® Xtend Crop System well down the penetration path in cotton and soybeans across the Americas. The expected absence of several headwinds from fiscal year 2016, including currency headwinds, elevated cost of goods for corn and the Roundup Ready® Xtend soybean launch costs are expected to further enhance the growth, while generic glyphosate prices are expected to make a small, but steady recovery over time.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit (A)
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
Seeds and Genomics	2015	2014	2015	2014	2015	2014	2015	2014
Corn Seed and Traits	$598	$630	$5,953	$6,401	$208	$278	$3,557	$3,932
Soybean Seed and Traits	162	199	2,276	2,102	97	159	1,510	1,364
Cotton Seed and Traits	39	78	523	665	38	37	408	461
Vegetable Seeds	257	270	816	867	127	130	372	401
All Other Crops Seeds and Traits	195	199	675	705	134	139	430	438
TOTAL Seeds and Genomics	$1,251	$1,376	$10,243	$10,740	$604	$743	$6,277	$6,596
(A) Fiscal fourth quarter 2015 seeds and genomics gross profit includes a pretax restructuring charge totaling $100 million related to certain asset impairment charges, primarily in the corn ($65M) and vegetable ($28M) businesses, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Seeds and Genomics	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$(773)	$(450)	$2,206	$2,607
Unusual Items Affecting EBIT:
EBIT from Restructuring Charges	(481)	—	(481)	—
EBIT from Potential SEC Settlement	(38)	—	(68)	—

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and precision agriculture.

Seeds and Genomics segment sales in the fourth quarter were approximately $1.3 billion. For the fiscal year, Monsanto realized Seeds and Genomics segment sales of $10.2 billion. This was led by another significant year for its global soybean portfolio, including the record-setting adoption of Intacta RR2 PRO™ on 15 million acres in South America. Within corn, farmers continued to choose the newest classes of genetics, which resulted in a positive global germplasm mix lift in local currency for fiscal year 2015. The company also confirmed it held or grew share in every major corn market in 2015. Within cotton, despite the pullback in cotton acres, the company sold out of Bollgard II® XtendFlex™ cotton in the United States as part of its limited commercial introduction on more than 750,000 acres.

The company’s investment in its Climate and biologicals platforms also increased this fiscal year. The company enrolled more than 75 million acres in its Climate platform, with more than five million acres on its premium acre offering, two and a half times initial targets. Climate has established itself as the industry’s digital agriculture platform in 2015 with leading data science capabilities and industry partners across retail, distribution and equipment leaders.

As Monsanto expands its portfolio of integrated solutions for farmers, the Seeds and Genomics segment remains a differentiator and integral part of Monsanto's long-term growth targets.

Within soybeans, the company plans to build on the momentum of Intacta RR2 PRO™ in South America, with a target to reach 30 million acres in fiscal year 2016. Intacta RR2 PRO™ has laid the foundation for the continued acceleration of the company’s broader soybean opportunity. This includes the Roundup Ready® Xtend Crop System, with U.S. teams gearing up for the anticipated largest technology launch on more than three million acres in fiscal year 2016.

The soybean opportunity will be complemented in fiscal year 2016 by the company’s global corn business. This includes new hybrid portfolio introductions across key corn growing regions, an anticipated low single digit germplasm price mix lift in local currency and the anticipated repeat in holding or growing share in every major corn market in 2016.

Within the digital agriculture space, Monsanto expects the Climate platform to expand to more than 90 million acres in 2016 with more than 12 million of the acres using its premium offerings.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
	2015	2014	2015	2014	2015	2014	2015	2014
Agricultural Productivity	$1,104	$1,254	$4,758	$5,115	$392	$490	$1,905	$1,978
TOTAL Agricultural Productivity	$1,104	$1,254	$4,758	$5,115	$392	$490	$1,905	$1,978

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Agricultural Productivity	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$196	$274	$1,294	$1,345
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	8	—	45	22
EBIT from Restructuring Charges	(12)	—	(12)	—
EBIT from Environmental and Litigation Settlements	(48)	(32)	(87)	(32)
EBIT from Potential SEC Settlement	(7)	—	(12)	—

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Segment sales for the quarter reached $1.1 billion. For the fiscal year, the segment delivered net sales of $4.8 billion.

With $274 million in a one-time licensing benefit in fiscal year 2015 and the continuing low generic glyphosate pricing levels, Monsanto expects the Agricultural Productivity segment gross profit to be in the range of $900 million to $1.1 billion in fiscal year 2016. The company plans to stay consistent with its strategy as it continues to adjust pricing to maintain a slight premium over the generics. Beyond fiscal year 2016, the continued strategic management of the Agricultural Productivity segment is expected to support the Seeds and Genomics segment and new growth opportunities.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results, future expectations and strategic initiatives, and may include a discussion of product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/xh6ee5wm/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Roundup Ready 2 Xtend, Intacta RR2 PRO, Bollgard II XtendFlex and Beyond the Rows are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2015	2014	2015	2014
Net Sales	$2,355	$2,630	$15,001	$15,855
Cost of Goods Sold	1,359	1,397	6,819	7,281
Gross Profit	996	1,233	8,182	8,574
Operating Expenses:
Selling, general and administrative expenses	741	905	2,686	2,774
Research and development expenses	422	485	1,580	1,725
Restructuring charges	393	—	393	—
Total Operating Expenses	1,556	1,390	4,659	4,499
(Loss) Income From Operations	(560)	(157)	3,523	4,075
Interest Expense	130	113	433	248
Interest Income	(21)	(38)	(105)	(102)
Other Expense, Net	15	18	34	102
(Loss) Income from Continuing Operations Before Income Taxes	(684)	(250)	3,161	3,827
Income Tax (Benefit) Provision	(187)	(87)	864	1,078
(Loss) Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$(497)	$(163)	$2,297	$2,749
Discontinued Operations:
Income from Operations of Discontinued Businesses	8	—	45	22
Income Tax Provision	3	—	17	9
Income on Discontinued Operations	5	—	28	13
Net (Loss) Income	$(492)	$(163)	$2,325	$2,762
Less: Net Income (Loss) Attributable to Noncontrolling Interest	3	(7)	11	22
Net (Loss) Income Attributable to Monsanto Company	$(495)	$(156)	$2,314	$2,740

EBIT (see note 1)	$(577)	$(176)	$3,500	$3,952

Basic (Loss) Earnings per Share Attributable to Monsanto Company:
(Loss) Income from Continuing Operations	$(1.07)	$(0.31)	$4.79	$5.25
Income on Discontinued Operations	0.01	—	0.06	0.03
Net (Loss) Income Attributable to Monsanto Company	$(1.06)	$(0.31)	$4.85	$5.28

Diluted (Loss) Earnings per Share Attributable to Monsanto Company:
(Loss) Income from Continuing Operations	$(1.07)	$(0.31)	$4.75	$5.19
Income on Discontinued Operations	0.01	—	0.06	0.03
Net (Loss) Income Attributable to Monsanto Company	$(1.06)	$(0.31)	$4.81	$5.22

Weighted Average Shares Outstanding:
Basic	468.1	505.2	476.9	519.3
Diluted	468.1	505.2	481.4	524.9

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2015: $112 and 2014: $118)	$3,701	$2,367
Short-term investments	47	40
Trade receivables, net (variable interest entities restricted - 2015: $0 and 2014: $39)	1,636	2,014
Miscellaneous receivables	803	817
Deferred tax assets	743	635
Inventory, net	3,496	3,597
Other current assets	199	205
Total Current Assets	10,625	9,675
Property, Plant and Equipment, Net (variable interest entity restricted - 2015: $2 and 2014: $2)	4,973	5,082
Goodwill	4,061	4,319
Other Intangible Assets, Net	1,332	1,554
Noncurrent Deferred Tax Assets	277	450
Long-Term Receivables, Net	42	92
Other Assets	610	746
Total Assets	$21,920	$21,918
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2015: $0 and 2014: $136)	615	233
Accounts payable (variable interest entity restricted - 2015: $6 and 2014: $25)	836	1,111
Income taxes payable	234	99
Accrued compensation and benefits (variable interest entity restricted - 2015: $2 and 2014: $1)	304	500
Accrued marketing programs	1,492	1,394
Deferred revenues	370	438
Grower production accruals	39	54
Dividends payable	254	239
Customer payable	72	82
Restructuring reserves	170	—
Miscellaneous short-term accruals (variable interest entity restricted - 2015: $7 and 2014: $0)	791	962
Total Current Liabilities	5,177	5,112
Long-Term Debt (variable interest entity restricted - 2015: $96 and 2014: $0)	8,429	7,465
Postretirement Liabilities	336	345
Long-Term Deferred Revenue	47	47
Noncurrent Deferred Tax Liabilities	340	509
Long-Term Portion of Environmental and Litigation Reserves	194	184
Long-Term Restructuring Reserve	47	—
Other Liabilities	345	342
Monsanto Shareowners’ Equity	6,990	7,875
Noncontrolling Interest	15	39
Total Shareowners’ Equity	7,005	7,914
Total Liabilities and Shareowners’ Equity	$21,920	$21,918
Debt to Capital Ratio:	56%	49%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Twelve Months Ended Aug. 31,
	2015	2014
Operating Activities:
Net Income	$2,325	$2,762
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	716	691
Bad-debt expense	45	41
Stock-based compensation expense	111	120
Excess tax benefits from stock-based compensation	(44)	(72)
Deferred income taxes	(349)	12
Restructuring impairments	276	—
Equity affiliate loss, net	7	4
Net gain on sales of a business or other assets	(2)	(11)
Other items, net	118	139
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables	68	(172)
Inventory, net	(425)	(650)
Deferred revenues	32	(163)
Accounts payable and other accrued liabilities	235	709
Restructuring reserves	217	—
Pension contributions	(27)	(64)
Other items, net	(195)	(292)
Net Cash Provided by Operating Activities	3,108	3,054
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(63)	(145)
Maturities of short-term investments	56	359
Capital expenditures	(967)	(1,005)
Acquisition of businesses, net of cash acquired	(8)	(922)
Purchases of long-term debt and equity securities	(30)	(12)
Technology and other investments	(48)	(403)
Other investments and property disposal proceeds	41	33
Net Cash Required by Investing Activities	(1,019)	(2,095)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	45	38
Short-term debt proceeds	57	50
Short-term debt reductions	(36)	(24)
Long-term debt proceeds	1,279	5,479
Long-term debt reductions	(107)	(7)
Payments on other financing	—	(39)
Debt issuance costs	(12)	(53)
Treasury stock purchases	(835)	(7,082)
Stock option exercises	137	248
Excess tax benefits from stock-based compensation	44	72
Tax withholding on restricted stock and restricted stock units	(36)	(9)
Dividend payments	(938)	(904)
Payments to noncontrolling interests	(28)	(28)
Net Cash Required by Financing Activities	(430)	(2,259)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(325)	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	1,334	(1,301)
Cash and Cash Equivalents at Beginning of Period	2,367	3,668
Cash and Cash Equivalents at End of Period	$3,701	$2,367

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
The presentations of EBIT, ongoing EPS, ongoing gross profit, ongoing operating expenses, ongoing net (loss) income attributable to Monsanto Company, ongoing EPS growth, ongoing EPS growth on a currency neutral basis, and free cash flow are not intended to replace gross profit, operating expenses, net (loss) income attributable to Monsanto Company, as-reported EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor's understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile the non-GAAP financial metrics to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

(in millions)	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2015	2014	2015	2014
EBIT – Seeds and Genomics Segment	$(773)	$(450)	$2,206	$2,607
EBIT – Agricultural Productivity Segment	196	274	1,294	1,345
EBIT– Total	(577)	(176)	3,500	3,952
Interest Expense, Net	109	75	328	146
Income Tax Provision (Benefit)(A)	(191)	(95)	858	1,066
Net (Loss) Income Attributable to Monsanto Company	$(495)	$(156)	$2,314	$2,740
(A) Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2016	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	Guidance	2015	2014	2015	2014
Diluted Earnings (Loss) per Share	$4.44-$5.01	$(1.06)	$(0.31)	$4.81	$5.22
Restructuring Charges	0.59-0.66	0.72	—	0.70	—
Income on Discontinued Operations	—	(0.01)	—	(0.06)	(0.03)
Environmental and Litigation Settlements	—	0.06	0.04	0.11	0.04
Potential SEC Settlement	—	0.10	—	0.17	—
Diluted Earnings (Loss) per Share from Ongoing Business	$5.10-$5.60	$(0.19)	$(0.27)	$5.73	$5.23

Reconciliation of Ongoing Gross Profit to Gross Profit: Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

(in millions)	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2015	2014	2015	2014
Gross Profit - Seeds and Genomics Segment	$604	$743	$6,277	$6,596
Gross Profit - Agricultural Productivity Segment	392	490	1,905	1,978
Gross Profit - Total	$996	$1,233	$8,182	$8,574
Restructuring Charges	100	—	100	—
Ongoing Gross Profit	$1,096	1,233	8,282	8,574

Reconciliation of Ongoing Operating Expenses to Operating Expenses: Ongoing operating expenses is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

(in millions)	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2015	2014	2015	2014
Ongoing Operating Expenses	$1,070	$1,358	$4,099	$4,467
Environmental and Litigation Settlements	48	32	87	32
Restructuring Charges	393	—	393	—
Potential SEC Settlement	45	—	80	—
Operating Expenses	$1,556	$1,390	$4,659	$4,499

Reconciliation of Ongoing Net (Loss) Income Attributable to Monsanto Company to Net Income Attributable to Monsanto Company: Ongoing net (loss) income attributable to Monsanto Company is defined as net (loss) income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

(in millions)	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2015	2014	2015	2014
Ongoing Net (Loss) Income Attributable to Monsanto Company	$(88)	$(136)	$2,758	$2,747
Restructuring Charges	493	—	493	—
Environmental and Litigation Settlements	48	32	87	32
Potential SEC Settlement	45	—	80	—
Income Tax Benefit	(174)	(12)	(188)	(12)
Income on Discontinued Operations, Net of Tax	(5)	—	(28)	(13)
Net (Loss) Income Attributable to Monsanto Company	$(495)	$(156)	$2,314	$2,740

Reconciliation of EPS growth to Ongoing EPS growth and to Ongoing EPS growth on a currency neutral basis: Ongoing EPS growth is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. Ongoing EPS growth on a currency neutral basis is calculated by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period. The currency neutral estimates for ongoing earnings per share were calculated using the estimated effective tax rate for the local jurisdictions and the related currency changes.

(% change)	Twelve Months Ended Aug. 31,
2015 vs. 2014
Diluted Earnings (Loss) per Share	(8)%

Restructuring Charges(A)	(13)%
Environmental and Litigation Settlements(A)	(2)%
Potential SEC Settlement(A)	(3)%
Income on Discontinued Operations(A)	1%
Total Adjustments to Ongoing(B)	(17)%

Diluted Earnings (Loss) per Share from Ongoing Business(B)	10%
Currency Impact(A)	(7)%
Currency Neutral Diluted Earnings per Share from Ongoing Business	17%
(A) Adjustments to diluted EPS are shown net of income tax benefit.
(B) Amounts do not add due to rounding.

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2016 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2016	Twelve Months Ended Aug. 31,
	Guidance	2015	2014
Net Cash Provided by Operating Activities	$2,700-3,100	$3,108	$3,054
Net Cash Required by Investing Activities	(1,100)-(1,300)	(1,019)	(2,095)
Free Cash Flow	$1,600-1,800	2,089	959
Net Cash Required by Financing Activities	N/A	(430)	(2,259)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(325)	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	1,334	(1,301)
Cash and Cash Equivalents at Beginning of Period	N/A	2,367	3,668
Cash and Cash Equivalents at End of Period	N/A	$3,701	$2,367